UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 23, 2011

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina		27517
(Address of Principal Executive Offices)		(Zip Code)

(919) 913-1030

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.	Entry into a Material Definitive Agreement.

On November 23, 2011, POZEN Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Agreement”) with CPPIB Credit Investments Inc. (“CII”), pursuant to which the Company sold, and CII purchased, the Company’s right to receive future royalty payments (the “Royalty Entitlement”) arising from U.S. sales of MT 400, including Treximet®, the Company’s sumatriptan / naproxen sodium product which incorporates the Company’s MT 400 technology. MT 400 refers to proprietary combinations of a triptan (5-HT1B/1D agonist) and a non-steroidal anti-inflammatory drug (“NSAID”). Under the Agreement, the Company received a purchase price of $75 million and will receive a twenty percent (20%) interest in any Royalties (as defined in the Agreement) received by CII relating to the period commencing on April 1, 2018. The Agreement also grants CII (i) the right to receive certain reports relating to the Royalty Entitlement, and (ii) certain audit rights relating to the Royalty Entitlement.

In connection with the Agreement, the Company granted CII a first priority security interest in the Purchased Assets (as defined in the Agreement). In the event of a default by the Company under the Agreement, CII would be entitled to enforce its security interest in the purchased assets described above. Since CII is acquiring the Royalty Entitlement and proceeds, if any, from the Company’s outstanding patent litigation concerning Treximet, CII will assume financial responsibility for such litigation. The Agreement also contains other representations, warranties, covenants and indemnification obligations that are customary for a transaction of this nature.

In June 2003, the Company entered into a development and commercialization agreement with GlaxoSmithKline (“GSK”) for the development and commercialization of proprietary combinations of a triptan and a long-acting NSAID. Treximet was approved by the U.S. Food and Drug Administration in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN INC.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date: November 23, 2011